EXHIBIT 99.1
4Q 2025 Earnings Release

FOR IMMEDIATE RELEASE	January 30, 2026

ExxonMobil Announces 2025 Results
•Generated industry-leading earnings of $28.8 billion and cash flow from operations of $52.0 billion1
•Delivered EPS2 of $6.70, or $6.99 excluding identified items reflecting industry-leading CAGR of 21% since 20191
•Highest annual Upstream production in more than 40 years and record refinery throughput3 supported industry-leading annual shareholder distributions of $37.2 billion1
•Delivered 10 of 10 key projects4; adding $3 billion of earnings on a constant price and margin basis5
•Generated $15.1 billion in cumulative Structural Cost Savings since 2019, more than all other IOCs combined1
•Achieved 2030 plans for Corporate greenhouse gas emissions and flaring intensity reductions6

Results Summary
4Q25	3Q25	Change vs 3Q25	Dollars in millions (except per share data)	2025	2024	Change vs 2024
6,501	7,548	-1,047	Earnings (U.S. GAAP)	28,844	33,680	-4,836
7,256	8,058	-802	Earnings Excluding Identified Items (non-GAAP)	30,109	33,464	-3,355
1.53	1.76	-0.23	Earnings Per Common Share ²	6.70	7.84	-1.14
1.71	1.88	-0.17	Earnings Excluding Identified Items Per Common Share (non-GAAP) ²	6.99	7.79	-0.80
SPRING, Texas – January 30, 2026 – Exxon Mobil Corporation today announced fourth-quarter 2025 earnings of $6.5 billion, or $1.53 per share. Earnings excluding identified items were $7.3 billion, or $1.71 per share. Cash flow from operating activities was $12.7 billion and free cash flow was $5.6 billion. Shareholder distributions totaled $9.5 billion, including $4.4 billion of dividends and $5.1 billion of share repurchases. For the full-year 2025, the company reported earnings of $28.8 billion and distributed $37.2 billion to shareholders, including $17.2 billion of dividends and $20.0 billion of share repurchases, consistent with previously announced plans.

"ExxonMobil is a fundamentally stronger company than it was just a few years ago, and our 2025 results demonstrate that," said Darren Woods, ExxonMobil chairman and chief executive officer. "Our transformation is delivering a more resilient, lower-cost, technology-led business with structurally stronger earnings power, grounded in advantaged assets, disciplined capital allocation, and execution excellence."

"We're capturing more value from every barrel and molecule we produce and building growth platforms at scale - creating a long runway of profitable growth through 2030 and beyond."

"That growth is underpinned by disciplined capital allocation and an industry-leading balance sheet that gives us unmatched flexibility to invest through the cycle and consistently deliver industry-leading returns."

1 Earnings, earnings per share, earnings excluding identified items per share, earnings per share excluding identified items CAGR, and cash flow from operations compare IOCs' reported results or FactSet consensus as of January 28, 2026. Shareholder distributions compare IOCs' reported results or Bloomberg consensus as of January 28, 2026. IOCs' structural cost savings reflect reported cost savings from public filings.
2 Earnings per share (EPS) figures assume dilution.
3 Highest full-year global refining throughput, on a same-site basis, since the merger of Exxon and Mobil.
4 All key projects have successfully commenced start-up, including mechanical completion.
5 Earnings refers to full-year 2026 and are adjusted to 2024 $65/bbl real Brent (assumes annual inflation of 2.5%) and 10-year average Energy, Chemical, and Specialty Product margins, which refer to the average of annual margins from 2010-2019.
6 Based on 4Q 2025 preliminary data. ExxonMobil’s plans regarding GHG emissions reductions by 2030 can be found in our 2025 Advancing Climate Solutions report. Methane intensity reductions plans are expected to be achieved by the end of 2026.

Full-year Earnings Driver Analysis

YE24 Cash (U.S. GAAP) to YE25 Cash Flow
Financial Highlights
•Full-year earnings totaled $28.8 billion compared to $33.7 billion in 2024. Earnings excluding identified items from impairments, restructuring charges, asset sales, and tax-related items were $30.1 billion versus $33.5 billion in 2024. Weaker crude prices and chemical margins, higher depreciation, growth-related costs, and lower interest income decreased earnings. These impacts were partially offset by advantaged volume growth, structural cost savings, higher industry refining margins, and favorable timing effects.
•Since 2019, the company has achieved $15.1 billion in cumulative Structural Cost Savings, exceeding all other IOCs combined, including $3.0 billion in 2025. Structural Cost Savings are expected to reach $20 billion by 2030.
•Return on capital employed was 9.3% for the year and has averaged ~11% since 2019, leading the IOCs.1
•The company generated strong full-year cash flow from operations of $52.0 billion, with a ~10% CAGR since 2019 — both leading IOCs, and free cash flow of $26.1 billion. The company also delivered industry-leading total annualized shareholder returns of ~29% over the past five years.1
•Shareholder distributions of $37.2 billion included $17.2 billion of dividends, the second highest among S&P 500 companies2, and $20.0 billion of share repurchases. ExxonMobil plans to repurchase $20 billion of shares through 2026, assuming reasonable market conditions.
•The Corporation declared a first-quarter dividend of $1.03 per share, payable on March 10, 2026, to shareholders of record of Common Stock at the close of business on February 12, 2026. The company increased its fourth-quarter dividend by 4% and has grown its annual dividend-per-share for 43 consecutive years.
•The company's industry-leading debt-to-capital and net-debt-to-capital ratio were 14.0% and 11.0%, respectively, with a period-end cash balance of $10.7 billion.3
•Cash capital expenditures totaled $29.0 billion, including $2.6 billion of acquisitions; $28.4 billion was for additions to property, plant, and equipment. The company expects cash capital expenditures of $27-$29 billion in 2026.4

1 ROCE for ExxonMobil is 2025 full-year. ROCE for IOCs' reported results and estimated using available year-to-date third-quarter annualized figures. Cash flow from operations compare IOCs' reported results or estimated using FactSet consensus as of January 28, 2026. Total shareholder return compares to each IOC as of December 31, 2025.
2 Dividend payments based on publicly available filings.
3 Net debt is total debt of $43.5 billion less $10.7 billion of cash and cash equivalents excluding restricted cash. Net-debt to-capital ratio is net debt divided by the sum of net debt and total equity of $266.6 billion. Period-end cash balance includes cash and cash equivalents including restricted cash. Net debt-to-capital and debt-to-capital are estimated using Bloomberg consensus as of January 28, 2026.
4 The investment range for 2026 excludes advances and collections not related to capital expenditures or equity investments, for example, supply and marketing related advances and associated collections.

EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
		Earnings/(Loss) (U.S. GAAP)
753	1,228	United States	5,063	6,426
2,764	4,451	Non-U.S.	16,291	18,964
3,517	5,679	Worldwide	21,354	25,390

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
1,224	1,228	United States	5,534	6,786
3,186	4,451	Non-U.S.	16,713	18,389
4,410	5,679	Worldwide	22,247	25,175

4,988	4,769	Production (koebd)	4,736	4,333
•Upstream full-year earnings were $21.4 billion versus $25.4 billion in 2024. Identified items in 2025, primarily impairments, decreased earnings by $1.1 billion versus 2024. Excluding identified items, earnings decreased $2.9 billion from weaker crude realizations, lower base volumes from divestments, and higher depreciation, partially offset by advantaged volume growth in the Permian and Guyana, structural cost savings, and derivative mark-to-market timing effects.
•Fourth-quarter earnings were $3.5 billion, a decrease of $2.2 billion from the third quarter. Weaker crude realizations, identified items mainly from impairments, and seasonally higher expenses were partially offset by advantaged volumes growth in Guyana and the Permian, and structural cost savings.
•Full-year net production reached its highest level in more than 40 years at 4.7 million oil-equivalent barrels per day. Production from the Permian, at 1.6 million oil-equivalent barrels per day, and Guyana, which exceeded 700,000 gross barrels per day, achieved annual records. Advantaged assets in the Permian, Guyana, and LNG represented 59% of production in 2025, an increase of approximately 7 percentage points from 2024.
•Net production in the fourth quarter reached 5.0 million oil-equivalent barrels per day, with advantaged assets setting new quarterly production records, including 1.8 million oil-equivalent barrels per day in the Permian and Guyana approaching 875,000 gross barrels per day.
•The company advanced three major developments this year: Yellowtail, the fourth and largest Guyana development, started up four months ahead of schedule in the third quarter and under budget; Bacalhau, the company's first offshore Brazil development, started up in the fourth quarter; and Golden Pass LNG, where Train 1 achieved mechanical completion late in the year, with first cargoes expected in the first quarter.

Energy Products
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
		Earnings/(Loss) (U.S. GAAP)
1,012	858	United States	2,992	2,099
2,378	982	Non-U.S.	4,431	1,934
3,390	1,840	Worldwide	7,423	4,033

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
1,130	858	United States	3,110	2,133
1,777	982	Non-U.S.	3,830	1,821
2,907	1,840	Worldwide	6,940	3,954

5,804	5,692	Energy Products Sales (kbd)	5,593	5,418
•Energy Products full-year 2025 earnings were $7.4 billion, an increase of $3.4 billion compared to last year. Higher earnings were driven by stronger industry refining margins, structural cost savings, net favorable identified items mainly from asset sales, and record refinery throughput.1 The record throughput was supported by lower scheduled maintenance and growth from advantaged projects. Higher expenses related to growth projects partially offset the increase in earnings.
•Fourth-quarter earnings totaled $3.4 billion, an increase of more than 80%, or $1.6 billion, compared with the third quarter. The earnings improvement was driven by higher industry refining margins from stronger diesel and gasoline crack spreads, identified items mainly from asset sales, favorable year-end inventory effects, record North America refinery throughput1 and volume growth from advantaged projects, and favorable timing effects. Improvements to earnings were partially offset by higher seasonal expenses, identified items related to impairments, and growth-related project costs.
•Advantaged projects progressed during the year, delivering volume and mix uplift, including the start-up of the Strathcona renewable diesel facility, Singapore Resid Upgrade, which converts lower-value fuel oil to higher-value distillates, and Fawley Hydrofiner, which converts lower-value distillates to higher-value diesel for the UK market.

Chemical Products
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
		Earnings/(Loss) (U.S. GAAP)
64	329	United States	903	1,627
(345)	186	Non-U.S.	(103)	950
(281)	515	Worldwide	800	2,577

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
144	329	United States	983	1,670
(155)	186	Non-U.S.	87	1,002
(11)	515	Worldwide	1,070	2,672

5,743	5,520	Chemical Products Sales (kt)	21,303	19,392
•Chemical Products full-year earnings were $800 million, a decrease of $1.8 billion versus 2024. Results reflected weaker industry margins, impairment-related identified items, and higher spend, including the China Chemical Complex ramp-up, partially offset by additional structural cost savings, and record high-value product sales.2
•Fourth-quarter earnings decreased $796 million versus the third quarter to a loss of $281 million or $11 million excluding identified items. Lower margins, impairment-related identified items, and higher seasonal spend were partially offset by net favorable tax impacts.
•The company expanded higher-value capacity throughout the year, bringing online additional performance chemicals at the wholly-owned, world-scale China Chemical Complex, and starting up two advanced recycling facilities, increasing plastic waste processing capacity to more than 250 million pounds per year.
1 Highest annual global refining throughput on a same-site basis and highest quarterly North America throughput since the merger of Exxon and Mobil.
2 Based on comparing year-to-date and quarterly high-value product sales since 2019.

Specialty Products
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
		Earnings/(Loss) (U.S. GAAP)
233	354	United States	1,200	1,576
449	386	Non-U.S.	1,657	1,476
682	740	Worldwide	2,857	3,052

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
221	354	United States	1,188	1,580
461	386	Non-U.S.	1,669	1,485
682	740	Worldwide	2,857	3,065

1,919	1,932	Specialty Products Sales (kt)	7,791	7,666
•Specialty Products delivered strong earnings from its portfolio of high-value products. Full-year earnings were $2.9 billion, a decrease of $195 million compared to last year. Higher expenses, including spending to develop markets for carbon materials and ProxximaTM resins, and unfavorable foreign exchange were partially offset by record high-value product sales volumes1 and structural cost savings.
•Fourth-quarter earnings of $682 million were down $58 million from the prior quarter. Higher seasonal expenses were partially offset by higher margins from lower feed costs.
•The company expanded advantaged capacity in 2025, highlighted by start-up of the Singapore Resid Upgrade which employs new-to-the-world technology to convert low-value molecules into high-value lubricant products. The company also more than tripled production capacity of its ProxximaTM resins, with applications expanding across rebar, coatings, automotive, and oil and gas.

Corporate and Financing
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
(807)	(1,226)	Earnings/(Loss) (U.S. GAAP)	(3,590)	(1,372)
(732)	(716)	Earnings/(Loss) Excluding Identified Items (non-GAAP)	(3,005)	(1,402)
•Corporate and Financing full-year net charges were $3.6 billion compared to $1.4 billion in the prior year. Excluding identified items related to restructuring charges, year-to-date net charges of $3.0 billion increased $1.6 billion compared to last year due to lower interest income, unfavorable foreign exchange, and increased pension-related expenses.
•Fourth-quarter net charges of $807 million decreased $419 million versus the third quarter. Excluding identified items related to restructuring charges, net charges were $732 million, which were comparable to the third quarter.

1 Based on comparing year-to-date and quarterly high-value product sales since 2019.

CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
6,609	7,768	Net income/(loss) including noncontrolling interests	29,764	35,063
7,715	6,475	Depreciation and depletion (includes impairments)	25,993	23,442
(2,728)	(152)	Changes in operational working capital, excluding cash and debt	(7,728)	(1,826)
1,083	697	Other	3,941	(1,657)
12,679	14,788	Cash Flow from Operating Activities (U.S. GAAP)	51,970	55,022

1,020	139	Proceeds from asset sales and returns of investments	3,158	4,987
13,699	14,927	Cash Flow from Operations and Asset Sales (non-GAAP)	55,128	60,009

2,728	152	Less: Changes in operational working capital, excluding cash and debt	7,728	1,826
16,427	15,079	Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	62,856	61,835

(1,020)	(139)	Less: Proceeds from asset sales and returns of investments	(3,158)	(4,987)
15,407	14,940	Cash Flow from Operations excluding Working Capital (non-GAAP)	59,698	56,848

FREE CASH FLOW
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
12,679	14,788	Cash Flow from Operating Activities (U.S. GAAP)	51,970	55,022
(7,450)	(8,727)	Additions to property, plant, and equipment	(28,358)	(24,306)
(3,160)	(501)	Additional investments and advances	(4,133)	(3,299)
2,457	610	Other investing activities including collection of advances	3,406	1,926
1,020	139	Proceeds from asset sales and returns of investments	3,158	4,987
20	23	Inflows from noncontrolling interest for major projects	88	32
5,566	6,332	Free Cash Flow (non-GAAP)	26,131	34,362

RETURN ON AVERAGE CAPITAL EMPLOYED
Dollars in millions (unless otherwise noted)	2025	2024	2023	2022	2021	2020
Net income/(loss) attributable to ExxonMobil (U.S. GAAP)	28,844	33,680	36,010	55,740	23,040	(22,440)
Financing costs (after-tax)
Gross third-party debt	(1,360)	(1,106)	(1,175)	(1,213)	(1,196)	(1,272)
ExxonMobil share of equity companies	(165)	(196)	(307)	(198)	(170)	(182)
All other financing costs – net	2,072	(252)	931	276	11	666
Total financing costs	547	(1,554)	(551)	(1,135)	(1,355)	(788)
Earnings/(loss) excluding financing costs (non-GAAP)	28,297	35,234	36,561	56,875	24,395	(21,652)

Total assets (U.S. GAAP)	448,980	453,475	376,317	369,067	338,923	332,750
Less liabilities and noncontrolling interests share of assets and liabilities
Total current liabilities excluding notes and loans payable	(63,034)	(65,352)	(61,226)	(68,411)	(52,367)	(35,905)
Total long-term liabilities excluding long-term debt	(75,783)	(75,807)	(60,980)	(56,990)	(63,169)	(65,075)
Noncontrolling interests share of assets and liabilities	(8,895)	(8,069)	(8,878)	(9,205)	(8,746)	(8,773)
Add ExxonMobil share of debt-financed equity company net assets	2,793	3,242	3,481	3,705	4,001	4,140
Total capital employed (non-GAAP)	304,061	307,489	248,714	238,166	218,642	227,137

Average capital employed (non-GAAP)	305,775	278,102	243,440	228,404	222,890	234,031

Return on average capital employed – corporate total (non-GAAP)	9.3%	12.7%	15.0%	24.9%	10.9%	(9.3)%

Average since 2019: Return on average capital employed (non-GAAP)	10.6%

CASH CAPITAL EXPENDITURES
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
7,450	8,727	Additions to property, plant, and equipment	28,358	24,306
3,160	501	Additional investments and advances	4,133	3,299
(2,457)	(610)	Other investing activities including collection of advances	(3,406)	(1,926)
(20)	(23)	Inflows from noncontrolling interests for major projects	(88)	(32)
8,133	8,595	Total Cash Capital Expenditures (non-GAAP)	28,997	25,647

4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024
		Upstream
3,674	5,843	United States	15,907	11,276
2,709	1,771	Non-U.S.	8,752	8,985
6,383	7,614	Total	24,659	20,261

		Energy Products
289	182	United States	752	705
436	260	Non-U.S.	955	1,513
725	442	Total	1,707	2,218

		Chemical Products
338	180	United States	843	671
212	95	Non-U.S.	552	1,212
550	275	Total	1,395	1,883

		Specialty Products
221	65	United States	381	145
86	44	Non-U.S.	242	263
307	109	Total	623	408

		Other
168	155	Other	613	877

8,133	8,595	Worldwide	28,997	25,647

CALCULATION OF STRUCTURAL COST SAVINGS
Dollars in billions (unless otherwise noted)	2019				2025
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8				42.4
Selling, general and administrative expenses	11.4				11.1
Depreciation and depletion (includes impairments)	19.0				26.0
Exploration expenses, including dry holes	1.3				1.0
Non-service pension and postretirement benefit expense	1.2				0.4
Subtotal	69.7				81.0
ExxonMobil’s share of equity company expenses (non-GAAP)	9.1				10.6
Total Adjusted Operating Costs (non-GAAP)	78.8				91.6

Total Adjusted Operating Costs (non-GAAP)	78.8				91.6
Less:
Depreciation and depletion (includes impairments)	19.0				26.0
Non-service pension and postretirement benefit expense	1.2				0.4
Other adjustments (includes equity company depreciation and depletion)	3.6				6.2
Total Cash Operating Expenses (Cash Opex) (non-GAAP)	55.0				59.0

Energy and production taxes (non-GAAP)	11.0				14.9
		Market	Activity/ Other	Structural Cost Savings
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)	44.0	+4.9	+10.3	-15.1	44.1

This press release references Structural Cost Savings, which describes decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, divestment-related reductions, and other cost-saving measures, that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative Structural Cost Savings totaled $15.1 billion which included an additional $3.0 billion in 2025. The total change between periods in expenses above will reflect both Structural Cost Savings and other changes in spend, including market drivers, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations, mergers and acquisitions, new business venture development, and early-stage projects. Structural Cost Savings from new operations, mergers and acquisitions, and new business venture developments are included in the cumulative Structural Cost Savings. Estimates of cumulative annual Structural Cost Savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural Cost Savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on January 30, 2026. To listen to the event or access an archived replay, please visit www.exxonmobil.com. On February 2, 2026, ExxonMobil plans to publish a new Individual Investors webpage. This will be available at www.investor.exxonmobil.com. On February 20, 2026, ExxonMobil plans to publish an update to its Company Overview and Investment Case presentation. Updated materials will be available at www.investor.exxonmobil.com/news-events/investor-presentation.
Selected Earnings Driver Definitions
Advantaged volume growth. Represents earnings impact from change in volume/mix from advantaged assets, advantaged projects, and high-value products. See frequently used terms on page 12 for definitions of advantaged assets, advantaged projects, and high-value products.
Base volume. Represents and includes all volume/mix drivers not included in advantaged volume growth driver defined above.
Structural cost savings. Represents after-tax earnings effect of Structural Cost Savings as defined on page 9, including cash operating expenses related to divestments.
Expenses. Represents and includes all expenses otherwise not included in other earnings drivers.
Timing effects. Represents timing effects that are primarily related to unsettled derivatives (mark-to-market) and other earnings impacts driven by timing differences between the settlement of derivatives and their offsetting physical commodity realizations (due to LIFO inventory accounting).
Cautionary Statement
Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions, future earnings power, potential addressable markets, or plans; and other statements of future events or conditions in this release are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as lower-emission fuels, hydrogen, ammonia, lithium, direct air capture, ProxximaTM resins, carbon materials, low-carbon data centers, and other low carbon and new business plans to reduce emissions of ExxonMobil, its affiliates, and third parties, are dependent on future market factors, such as continued technological progress, stable policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, or rate of return; total capital expenditures and mix, including allocations of capital to low carbon and other new investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in heritage Permian Basin unconventional operated assets by 2030 and in Pioneer Permian assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from its operated assets and other methane initiatives, and to meet ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture, transport, and store CO2, produce hydrogen and ammonia, produce lower-emission fuels, produce lithium, produce ProxximaTM resins, create new advanced carbon materials, and use plastic waste as feedstock for advanced recycling; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; resource recoveries and production rates; and planned Pioneer and Denbury integrated benefits, could differ materially due to a number of factors. These include global or regional changes or imbalances in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices, differentials, and volume/mix for our products; changes in any part of the world in laws, taxes, or regulations including extraterritorial environmental and tax regulations, trade sanctions, and timely granting of governmental permits, licenses, and certifications; developments or changes in government policies supporting lower carbon and new market investment opportunities or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector and unequal support for different methods of emissions reduction; variable impacts of trading activities on our margins and results each quarter; changes in interest and exchange rates; actions of co-venturers or partners, competitors and commercial counterparties, including suppliers and customers; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of public health crises, including the effects of government responses on people and economies; reservoir performance and optimization, including variability and timing factors applicable to unconventional resources, the success of new unconventional technologies, and the ability of new technologies to improve the recovery relative to competitors; the level and outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects and commencement of start-up operations, including reliance on third-party suppliers and service providers; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government regulation of our growth opportunities; or government actions in pursuit of national energy and security policies or priorities affecting our business; war, civil unrest, armed hostilities, attacks against the company or industry and other political or security disturbances, including disruption of land or sea transportation routes or distribution or shipping channels; expropriations, seizures, or capacity, insurance, export, import or shipping limitations imposed directly or indirectly by governments or laws; changes in market, national or regional tariffs or disruption, realignment or breaking of current or historical trade or military alliances or global trade and supply chain networks; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies without impairing our competitive positioning; unforeseen technical or operating disruptions or difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2024 Form 10-K.
Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on ExxonMobil’s Global Outlook (Outlook) research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. Current trends for policy stringency and deployment of lower-emission solutions are not yet on a pathway to achieve net-zero by 2050. As such, the Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and ExxonMobil's business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by ExxonMobil or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of stable and supportive policy, permitting, technological advancement for cost-effective abatement, insights from the company planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our corporate plan; however, actual investment levels will be subject to the availability of the opportunity set and public policy support, and focused on returns.
Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for the 2024 and 2025 periods is shown on page 6.
This press release also includes cash flow from operations excluding working capital (non-GAAP), and cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for the 2024 and 2025 periods is shown on page 6.
This press release also includes Earnings/(Loss) Excluding Identified Items (non-GAAP) and Earnings/(Loss) Excluding Identified Items Per Common Share (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding Identified Items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to each of corporate earnings and segment earnings are shown for 2025 and 2024 periods in Attachments II-a and II-b. Earnings per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP). Free cash flow is the sum of net cash provided by operating activities, net cash flow used in investing activities excluding cash acquired from mergers and acquisitions, and inflows from noncontrolling interests for major projects from financing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2024 and 2025 periods is shown on page 6.
This press release also references total cash capital expenditures (non-GAAP). Cash capital expenditures are the sum of additions to property, plant and equipment; additional investments and advances; and other investing activities including collection of advances; reduced by inflows from noncontrolling interests for major projects, each from the Consolidated Statement of Cash Flows. The company believes it is a useful measure for investors to understand the cash impact of investments in the business, which is in line with standard industry practice. A breakdown of cash capex is shown on page 8.

References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
The term “project” as used in this news release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
Advantaged assets (Advantaged growth projects) when used in reference to the Upstream business, includes Permian, Guyana, and LNG.
Advantaged projects refers to capital projects and programs of work that contribute to Energy, Chemical, and/or Specialty Products segments that drive integration of segments/businesses, increase yield of higher value products, or deliver higher than average returns.
Base portfolio (Base) in our Upstream segment, refers to assets (or volumes) other than advantaged assets (or volumes from advantaged assets). In our Energy Products segment, refers to assets (or volumes) other than advantaged projects (or volumes from advantaged projects). In our Chemical Products and Specialty Products segments, refers to volumes other than high-value products volumes.
Compound annual growth rate (CAGR) represents the consistent rate at which an investment or business result would have grown had the investment or business result compounded at the same rate each year.
Debt-to-capital ratio is total debt divided by the sum of total debt and equity. Total debt is the sum of notes and loans payable and long-term debt, as reported in the Consolidated Balance Sheet.
Government mandates (curtailments) are changes to ExxonMobil’s sustainable production levels as a result of production limits or sanctions imposed by governments.
High-value products include performance products and lower-emission fuels.
IOCs, unless stated otherwise, includes each of BP, Chevron, Shell and TotalEnergies.
Lower-emission fuels are fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel and jet transport.
Net-debt-to-capital ratio is net debt divided by the sum of net debt and total equity, where net debt is total debt net of cash and cash equivalents, excluding restricted cash. Total debt is the sum of notes and loans payable and long-term debt, as reported in the consolidated balance sheet.
Performance products (performance chemicals, performance lubricants) refer to products that provide differentiated performance for multiple applications through enhanced properties versus commodity alternatives and bring significant additional value to customers and end-users.
Shareholder distributions are the Corporation's distributions of cash to shareholders in the form of both dividends and share purchases. Shares are acquired to reduce shares outstanding and to offset shares or units settled in shares issued in conjunction with company benefit plans and programs. For the purposes of calculating distributions to shareholders, the Corporation includes only the cost of those shares acquired to reduce shares outstanding.
Total shareholder return (TSR) is defined by FactSet and measures the change in value of an investment in common stock over a specified period of time, assuming dividend reinvestment. FactSet assumes dividends are reinvested in stock at market prices on the ex-dividend date. Unless stated otherwise, total shareholder return is quoted on an annualized basis.
This press release also references Structural Cost Savings, for more details see page 9.
Unless otherwise indicated, year-to-date (“YTD”) means as of the last business day of the most recent fiscal quarter.
Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

			ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)
Dollars in millions (unless otherwise noted)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues and other income
Sales and other operating revenue	80,039	81,058	323,905	339,247
Income from equity affiliates	966	1,127	5,064	6,194
Other income	1,303	1,241	3,269	4,144
Total revenues and other income	82,308	83,426	332,238	349,585
Costs and other deductions
Crude oil and product purchases	44,205	46,393	184,248	199,454
Production and manufacturing expenses	12,145	10,833	42,424	39,609
Selling, general and administrative expenses	3,028	2,617	11,128	9,976
Depreciation and depletion (includes impairments)	7,715	6,585	25,993	23,442
Exploration expenses, including dry holes	543	186	1,007	826
Non-service pension and postretirement benefit expense	78	31	400	121
Interest expense	163	297	603	996
Other taxes and duties	6,400	6,671	25,167	26,288
Total costs and other deductions	74,277	73,613	290,970	300,712
Income/(Loss) before income taxes	8,031	9,813	41,268	48,873
Income tax expense/(benefit)	1,422	1,858	11,504	13,810
Net income/(loss) including noncontrolling interests	6,609	7,955	29,764	35,063
Net income/(loss) attributable to noncontrolling interests	108	345	920	1,383
Net income/(loss) attributable to ExxonMobil	6,501	7,610	28,844	33,680

OTHER FINANCIAL DATA
Dollars in millions (unless otherwise noted)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Earnings per common share (U.S. dollars)	1.53	1.72	6.70	7.84
Earnings per common share - assuming dilution (U.S. dollars)	1.53	1.72	6.70	7.84

Dividends on common stock
Total	4,366	4,371	17,231	16,704
Per common share (U.S. dollars)	1.03	0.99	4.00	3.84

Millions of common shares outstanding
Average - assuming dilution	4,238	4,413	4,305	4,298

Taxes
Income taxes	1,422	1,858	11,504	13,810
Total other taxes and duties	7,341	7,594	28,930	29,894
Total taxes	8,763	9,452	40,434	43,704
Sales-based taxes	5,732	5,614	21,978	22,676
Total taxes including sales-based taxes	14,495	15,066	62,412	66,380

ExxonMobil share of income taxes of equity companies (non-GAAP)	386	610	2,046	3,197

	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)
Dollars in millions (unless otherwise noted)	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	10,681	23,029
Cash and cash equivalents – restricted	—	158
Notes and accounts receivable – net	44,562	43,681
Inventories
Crude oil, products and merchandise	22,979	19,444
Materials and supplies	3,323	4,080
Other current assets	1,837	1,598
Total current assets	83,382	91,990
Investments, advances and long-term receivables	45,317	47,200
Property, plant, and equipment – net	299,373	294,318
Other assets, including intangibles – net	20,908	19,967
Total Assets	448,980	453,475

LIABILITIES
Current liabilities
Notes and loans payable	9,296	4,955
Accounts payable and accrued liabilities	60,911	61,297
Income taxes payable	2,123	4,055
Total current liabilities	72,330	70,307
Long-term debt	34,241	36,755
Postretirement benefits reserves	8,847	9,700
Deferred income tax liabilities	40,216	39,042
Long-term obligations to equity companies	542	1,346
Other long-term obligations	26,178	25,719
Total Liabilities	182,354	182,869

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	46,150	46,238
Earnings reinvested	482,494	470,903
Accumulated other comprehensive income	(10,863)	(14,619)
Common stock held in treasury
(3,840 million shares at December 31, 2025, and 3,666 million shares at December 31, 2024)	(258,395)	(238,817)
ExxonMobil share of equity	259,386	263,705
Noncontrolling interests	7,240	6,901
Total Equity	266,626	270,606
Total Liabilities and Equity	448,980	453,475

	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)
Dollars in millions (unless otherwise noted)	Twelve Months Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	29,764	35,063
Depreciation and depletion (includes impairments)	25,993	23,442
Changes in operational working capital, excluding cash and debt	(7,728)	(1,826)
All other items – net	3,941	(1,657)
Net cash provided by operating activities	51,970	55,022

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, and equipment	(28,358)	(24,306)
Proceeds from asset sales and returns of investments	3,158	4,987
Additional investments and advances	(4,133)	(3,299)
Other investing activities including collection of advances	3,406	1,926
Cash acquired from mergers and acquisitions	—	754
Net cash used in investing activities	(25,927)	(19,938)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	2,311	899
Reductions in long-term debt	(1,108)	(1,150)
Additions to short-term debt	2,359	—
Reductions in short-term debt	(5,404)	(4,743)
Additions/(reductions) in commercial paper, and debt with three months or less maturity	1,895	(18)
Contingent consideration payments	(79)	(27)
Cash dividends to ExxonMobil shareholders	(17,231)	(16,704)
Cash dividends to noncontrolling interests	(935)	(658)
Changes in noncontrolling interests	(704)	(791)
Inflows from noncontrolling interests for major projects	88	32
Common stock acquired	(20,273)	(19,629)
Net cash provided by (used in) financing activities	(39,081)	(42,789)
Effects of exchange rate changes on cash	532	(676)
Increase/(Decrease) in cash and cash equivalents (including restricted)	(12,506)	(8,381)
Cash and cash equivalents at beginning of period (including restricted)	23,187	31,568
Cash and cash equivalents at end of period (including restricted)	10,681	23,187

			ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS
4Q25	3Q25	Dollars in millions (unless otherwise noted)	2025	2024	2019
6,501	7,548	Earnings/(Loss) (U.S. GAAP)	28,844	33,680	14,340

		Identified Items
(1,700)	(155)	Impairments ¹	(1,855)	(608)	—
720	—	Gain/(Loss) on sale of assets	720	415	3,655
288	—	Tax-related items	288	409	1,080
(64)	(355)	Restructuring charges	(419)	—	—
(755)	(510)	Total Identified Items	(1,265)	216	4,735

7,256	8,058	Earnings/(Loss) Excluding Identified Items (non-GAAP)	30,109	33,464	9,605
		Earnings/(Loss) Excluding Identified Items CAGR vs. 2019 (non-GAAP)	21%
¹ Includes charge of $640 million associated with the optimization of materials and supply inventory. Materials and supplies impacts are included in production and manufacturing expenses on the Consolidated Statement of Income.

4Q25	3Q25	Dollars per common share	2025	2024	2019
1.53	1.76	Earnings/(Loss) Per Common Share (U.S. GAAP) ¹	6.70	7.84	3.36

		Identified Items Per Common Share ¹
(0.40)	(0.04)	Impairments ²	(0.43)	(0.14)	—
0.17	—	Gain/(Loss) on sale of assets	0.17	0.10	0.86
0.07	—	Tax-related items	0.07	0.09	0.25
(0.02)	(0.08)	Restructuring charges	(0.10)	—	—
(0.18)	(0.12)	Total Identified Items Per Common Share ¹	(0.29)	0.05	1.11

1.71	1.88	Earnings/(Loss) Excluding Identified Items Per Common Share (non-GAAP) ¹	6.99	7.79	2.25
		Earnings/(Loss) Excluding Identified Items Per Common Share CAGR vs. 2019 (non-GAAP) ¹	21%
¹ Assuming dilution.
[2] Includes charge of $640 million associated with the optimization of materials and supply inventory. Materials and supplies impacts are included in production and manufacturing expenses on the Consolidated Statement of Income.

								ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT
Fourth Quarter 2025	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	753	2,764	1,012	2,378	64	(345)	233	449	(807)	6,501

Identified Items
Impairments ¹	(662)	(422)	(153)	(113)	(130)	(190)	(18)	(12)	—	(1,700)
Gain/(Loss) on sale of assets	—	—	—	720	—	—	—	—	—	720
Tax-related items	192	—	34	(6)	50	—	30	—	(11)	288
Restructuring charges	—	—	—	—	—	—	—	—	(64)	(64)
Total Identified Items	(471)	(422)	(118)	601	(80)	(190)	12	(12)	(75)	(755)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,224	3,186	1,130	1,777	144	(155)	221	461	(732)	7,256
[1] Includes charge of $640 million associated with the optimization of materials and supply inventory. Materials and supplies impacts are included in production and manufacturing expenses on the Consolidated Statement of Income.

Third Quarter 2025	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,228	4,451	858	982	329	186	354	386	(1,226)	7,548

Identified Items
Impairments	—	—	—	—	—	—	—	—	(155)	(155)
Restructuring charges	—	—	—	—	—	—	—	—	(355)	(355)
Total Identified Items	—	—	—	—	—	—	—	—	(510)	(510)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,228	4,451	858	982	329	186	354	386	(716)	8,058

2025	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	5,063	16,291	2,992	4,431	903	(103)	1,200	1,657	(3,590)	28,844

Identified Items
Impairments ¹	(662)	(422)	(153)	(113)	(130)	(190)	(18)	(12)	(155)	(1,855)
Gain/(Loss) on sale of assets	—	—	—	720	—	—	—	—	—	720
Tax-related items	192	—	34	(6)	50	—	30	—	(11)	288
Restructuring charges	—	—	—	—	—	—	—	—	(419)	(419)
Total Identified Items	(471)	(422)	(118)	601	(80)	(190)	12	(12)	(585)	(1,265)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	5,534	16,713	3,110	3,830	983	87	1,188	1,669	(3,005)	30,109
[1] Includes charge of $640 million associated with the optimization of materials and supply inventory. Materials and supplies impacts are included in production and manufacturing expenses on the Consolidated Statement of Income.

2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	6,426	18,964	2,099	1,934	1,627	950	1,576	1,476	(1,372)	33,680

Identified Items
Impairments	(360)	(48)	(34)	(59)	(43)	(52)	(4)	(8)	—	(608)
Gain/(Loss) on sale of assets	—	385	—	—	—	—	—	—	30	415
Tax-related items	—	238	—	172	—	—	—	(1)	—	409
Total Identified Items	(360)	575	(34)	113	(43)	(52)	(4)	(9)	30	216

Earnings/(Loss) Excl. Identified Items (non-GAAP)	6,786	18,389	2,133	1,821	1,670	1,002	1,580	1,485	(1,402)	33,464

			ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES
4Q25	3Q25	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	2025	2024
1,663	1,512	United States	1,522	1,248
919	863	Canada/Other Americas	835	784
3	3	Europe	3	3
148	145	Africa	142	209
774	830	Asia	800	713
24	27	Australia/Oceania	25	30
3,531	3,380	Worldwide	3,329	2,987

4Q25	3Q25	Net natural gas production available for sale, million cubic feet per day (mcfd)	2025	2024
3,435	3,440	United States	3,364	2,887
21	23	Canada/Other Americas	27	101
289	265	Europe	299	352
113	118	Africa	114	152
3,598	3,157	Asia	3,354	3,322
1,286	1,332	Australia/Oceania	1,283	1,264
8,743	8,334	Worldwide	8,442	8,078

4,988	4,769	Oil-equivalent production (koebd) ¹	4,736	4,333

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

			ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES
4Q25	3Q25	Refinery throughput, thousand barrels per day (kbd)	2025	2024
1,983	1,964	United States	1,927	1,865
408	425	Canada	402	399
1,000	1,055	Europe	1,002	1,039
480	471	Asia Pacific	460	432
189	191	Other	188	165
4,060	4,106	Worldwide	3,979	3,900

4Q25	3Q25	Energy Products sales, thousand barrels per day (kbd)	2025	2024
2,899	2,875	United States	2,852	2,722
2,905	2,817	Non-U.S.	2,740	2,696
5,804	5,692	Worldwide	5,593	5,418

2,369	2,331	Gasolines, naphthas	2,290	2,251
1,838	1,791	Heating oils, kerosene, diesel	1,791	1,769
386	395	Aviation fuels	383	355
233	241	Heavy fuels	220	200
978	934	Other energy products	910	844
5,804	5,692	Worldwide	5,593	5,418

4Q25	3Q25	Chemical Products sales, thousand metric tons (kt)	2025	2024
1,805	1,695	United States	6,977	7,038
3,938	3,825	Non-U.S.	14,326	12,354
5,743	5,520	Worldwide	21,303	19,392

4Q25	3Q25	Specialty Products sales, thousand metric tons (kt)	2025	2024
443	474	United States	1,894	1,922
1,476	1,458	Non-U.S.	5,897	5,745
1,919	1,932	Worldwide	7,791	7,666

					ATTACHMENT V
KEY FIGURES: EARNINGS/(LOSS)
Results Summary
4Q25	3Q25	Change vs 3Q25	Dollars in millions (except per share data)	2025	2024	Change vs 2024
6,501	7,548	-1,047	Earnings (U.S. GAAP)	28,844	33,680	-4,836
7,256	8,058	-802	Earnings Excluding Identified Items (non-GAAP)	30,109	33,464	-3,355

1.53	1.76	-0.23	Earnings Per Common Share ¹	6.70	7.84	-1.14
1.71	1.88	-0.17	Earnings Excluding Identified Items Per Common Share (non-GAAP) ¹	6.99	7.79	-0.80
¹ Assuming dilution.

3Q25 to 4Q25 Earnings Driver Analysis

3Q25 to 4Q25 Cash Flow

				ATTACHMENT VI
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER
Dollars in millions (unless otherwise noted)	2025	2024	2023	2022	2021
First Quarter	7,713	8,220	11,430	5,480	2,730
Second Quarter	7,082	9,240	7,880	17,850	4,690
Third Quarter	7,548	8,610	9,070	19,660	6,750
Fourth Quarter	6,501	7,610	7,630	12,750	8,870
Full Year	28,844	33,680	36,010	55,740	23,040

Dollars per common share¹	2025	2024	2023	2022	2021
First Quarter	1.76	2.06	2.79	1.28	0.64
Second Quarter	1.64	2.14	1.94	4.21	1.10
Third Quarter	1.76	1.92	2.25	4.68	1.57
Fourth Quarter	1.53	1.72	1.91	3.09	2.08
Full Year	6.70	7.84	8.89	13.26	5.39
[1] Computed using the average number of shares outstanding during each period; assuming dilution.